Exhibit 10.10
Chemtura Corporation
2015 Management Incentive Program
Executives/Corporate

1.
Establishment and Purpose. The Committee hereby establishes the Chemtura Corporation 2015 Management Incentive Program (the “2015 MIP”). The 2015 MIP provides each 2015 MIP Participant (as defined in paragraph 2 below) with an opportunity to earn a performance-based compensation award for calendar year 2015 (the “2015 Performance Period”), based on the attainment of pre-established performance goals, as set forth below (a “MIP Award”). Notwithstanding anything in the 2015 MIP to the contrary, payment under the 2015 MIP is subject to the limitations set forth in the Senior Executive Bonus Plan and the Clawback Policy.

2.
Eligibility. The Committee shall designate the “2015 MIP Participants” from among the employees of the senior executives of the Company and such other employees of the Company and its subsidiaries recommended by management who have the ability to contribute to the performance of the Company and its subsidiaries. Each 2015 MIP Participant must be employed as of first day of the calendar year, and payment is subject to such 2015 MIP Participant being actively employed as of the date MIP Awards, if any, are paid. Exceptions may be granted as determined by the Committee in its sole discretion. Any individual who becomes employed as a result of hire or promotion after the first day of the calendar year may become eligible to receive a MIP Award, pro-rated based on the number of whole months that the employee is employed during calendar year 2015. Similarly, where an employee, for whatever reason, moves to another role during calendar year 2015 for which different performance measures apply, his or her MIP Award, if any, may be calculated by taking into account the performance measures for each role and the actual time that the employee spent in each role during calendar year 2015.

3.	How the 2015 MIP Works Generally. As set forth in the attached summary (the “Summary”):

a.	Each 2015 MIP Participant has been assigned to a specific business unit or to a corporate group for the purposes of the 2015 MIP.

b.
The Committee further determined the measures of performance during the 2015 Performance Period (each, a “Performance Factor”) that shall apply to the 2015 MIP Participant for purposes of their MIP Award. The Committee has established percentage weightings for each such Performance Factor that collectively sum to 100%.

c.	Performance Levels:

i.
Threshold Performance Level. The Committee has established an objective threshold value (the “Threshold”) for each Performance Factor below which no MIP Award or component of a MIP Award will be paid out with respect to that Performance Factor.

ii.
Target Performance Level. Each 2015 MIP Participant has been assigned a percentage of his or her base salary that will be used in calculating the amount of his or her MIP Award, if any (the “Target Percentage”). The Committee has established the value for each Performance Factor where the 2015 MIP Participant shall earn the Target Percentage.

iii.
Maximum Performance Level. The Committee established the value for each Performance Factor where the 2015 MIP Participant shall earn the maximum percentage of the Target Percentage (“Maximum”, and collectively with the Threshold and Target, together with any other value of Performance Factor between these values that the Committee defines or are mathematically interpolated, the “Performance Factor Targets”).

d.	The amount of a 2015 MIP Participant’s MIP Award will be determined by multiplying the 2015 MIP Participant’s base salary by the applicable Target Percentage and each applicable Performance Factor.

e.	The 2015 MIP Participant’s MIP Award will be subject to adjustment by multiplying the MIP Award by the applicable the Safety Multiplier.

1.
Financials. To the extent applicable, the Committee, in determining any MIP Award, will review and approve the computation of actual performance against each Performance Factor in accordance with the definitions from the Company's 2015 audited financial statements.

2.
Corporate Transactions. The Committee shall make such equitable adjustments to the Performance Factor Targets for any acquisition or divestiture that is completed during 2015 in accordance with the provisions of Performance Factor Target Adjustments as provided in the Definitions section of this 2015 MIP such that the computation of the Performance Factor Targets is consistent with the measurement of actual performance of those Performance Factors.

3.
Other Adjustments. In determining a 2015 MIP Participant’s MIP Award, the Committee reserves the absolute discretion to increase or decrease the amount of such award based on such factors it deems appropriate. Without limiting the generality of the forgoing, the Committee may: (i) change the Performance Factor Targets of any 2015 MIP Participant and (ii) assign a different Target Percentage to any 2015 MIP Participant, in either case, based on the Committee’s assessment of any personal, function or other performance the Committee determines should be taken into account, to reflect any change in the 2015 MIP Participant's responsibility level or position during the course of the 2015 Performance Period, or otherwise as determined by the Committee. The CEO may recommend to the Committee any such adjustments for each 2015 MIP Participant who reports directly to the CEO, and the CEO and the applicable Business or function leader may recommend to the Committee any adjustment for each other 2015 MIP Participant. The maximum payable to any 2015 MIP Participant, regardless of any adjustment referred to in this Section 5, is 200% of Target Percentage.

4.
Administration. The Committee shall be responsible for the general administration and interpretation of the 2015 MIP and for carrying out its provisions. The Committee shall have full power and authority to discharge its duties hereunder, including, without limitation, to (i) make all legal and factual determinations under the 2015 MIP; (ii) construe and interpret the terms of the 2015 MIP; (iii) correct any defects, supply any omission or reconcile any inconsistencies and (iv) prescribe, amend and rescind any rules and regulations and to take such actions as it deems necessary or advisable for the administration of the 2015 MIP. The Committee’s determination shall be final, binding and conclusive on all interested parties.

5.
Tax Withholding. The Company shall have the right to deduct applicable taxes from any MIP Award and withhold, at the time of delivery under the 2015 MIP, an appropriate amount for payment of taxes required by applicable law or to take such other action as may be necessary or advisable in the opinion of the Company to satisfy all tax withholding obligations.

6.
Section 409A. The 2015 MIP is intended to satisfy the short-term deferral exception to the application of Code Section 409A. For the avoidance of doubt, payment under the 2015 MIP shall be made no later than March 15, 2016. To the extent any provision of the 2015 MIP becomes subject to Code Section 409A and the applicable regulations and guidance issued thereunder, it shall be construed, and payments made hereunder, as the Committee deems necessary to comply with Code Section 409A.

7.
Other Conditions. Eligibility for or actual participation in the 2015 MIP shall not and in no way is intended to create an agreement of employment for a definite term. Nothing herein shall or is intended to, (i) obligate the Company to offer, or offer any employee participation in, a Management Incentive Program or similar arrangement in the future, and/or (ii) act as a modification of any employee’s existing terms and conditions of employment.

Definitions:

Business Abbreviated Free Cash Flow
“Business Abbreviated Free Cash Flow” means, for calendar year 2015, the sum of Business Adjusted EBITDA, less increases in Business Net Working Capital or plus reductions in Business Net Working Capital, less Business Investments.

Business Adjusted EBITDA
“Business Adjusted EBITDA” means, for calendar year 2015, Business Operating Income plus, to the extent included in the calculation of operating income for such period in accordance with U.S. GAAP, depreciation and amortization expense (adjusted to exclude asset impairments and accelerated depreciation arising from a facility closure) and expense recognized from the grant of non-cash stock compensation awards to the extent directly incurred by the business.

Business Investments
“Business Investments” means, for calendar year 2015, for each business or an Acquisition or Divestiture, the sum of the value of capital expenditures and investments in intangible assets, as reflected within the Statement of Cash Flows of the Company.

Business Operating Income
“Business Operating Income” means, for calendar year 2015, operating income (or operating loss) (1) plus, to the extent included in the calculation of operating income for such period in accordance with U.S. GAAP, the sum of, (a) impairment charges, (b) charges related to the accelerated recognition of asset retirement obligations, (c) any losses from sales of assets or a business other than in the ordinary course of business, (d) expenses related to natural disasters such as hurricanes or earthquakes that significantly disrupt operations, (e) any non-recurring expenses associated with an acquisition or divestiture during the year that is integrated into the Business including the mark-up of inventory held by the acquired business at the date of acquisition, the write-off of in-process R&D and transaction related expenses, (f) professional fees and expenses related to any transaction that has been announced but has not closed as of the end of the calendar year and is still deemed to be probable such transaction will close and (g) all allocated functional and corporate expenses (2) minus any gains from sales of assets or a sub-segment of the Business other than in the ordinary course of business.

Business Net Working Capital
“Business Net Working Capital” means, for calendar year 2015, for each business or an Acquisition or Divestiture, the sum of account receivable and inventory less accounts payable of the business as of last day of the calendar year less the sum of account receivable and inventory less accounts payable as of last day of the prior calendar year. Accounts receivable, inventory and accounts payable shall be measured in a manner consistent with the method used to compute their values in the preparation of the Statement of Cash Flows in accordance with U.S. GAAP.

Consolidated Abbreviated Free Cash Flow
“Consolidated Abbreviated Free Cash Flow” means, for calendar year 2015, the sum of Consolidated Adjusted EBITDA, less increases in Consolidated Net Working Capital or plus reductions in Consolidated Net Working Capital, less Investments.

Consolidated Adjusted EBITDA
“Consolidated Adjusted EBITDA” means, for calendar year 2015, Consolidated Operating Income plus, to the extent included in the calculation of operating income for such period in accordance with U.S. GAAP, depreciation and amortization expense (adjusted to exclude asset impairments and accelerated depreciation arising from a facility closure), expense related to provisions for bad debt and expense recognized from the grant of non-cash stock compensation awards.

Consolidated Investments
“Consolidated Investments” means, for calendar year 2015, for the Company, the sum of the value of capital expenditures and investments in intangible assets, as reflected in the Statement of Cash Flows of the Company.

In the event that the Company enters into an agreement to divest a business during the calendar year and accounts for that business as a discontinued operation in its financial statements as of December 31, 2015 of that year, but the transaction has not closed as of that date, the actual Business Investments of that business for the calendar year shall be added to the computation of Consolidated Investments.

Consolidated Operating Income
“Consolidated Operating Income” means, for calendar year 2015, earnings or loss from continuing operations (1) plus, to the extent included in the calculation of net income for such period in accordance with U.S. GAAP, the sum of (a) interest expense, (b) income tax expense, (c) reorganization expense, net, (d) other expense,(e) charges related to facility closures, severance and related costs, (f) asset impairment charges, (g) charges related to the accelerated recognition of asset retirement obligations, (h) antitrust costs, (i) any losses from sales of assets or a business other than in the ordinary course of business, (j) charges for the accelerated amortization of capitalized financing costs or debt discounts, (k) expenses including professional fees associated with the issuance of indebtedness or the amendment, waiver or restructuring of the principal and terms of existing indebtedness including such charges related to accounts receivable facilities, (l) charges associated with the curtailment or settlement of pension and post-retirement medical plans as the result of dispositions, mergers or significant plan amendments, (m) expenses related to natural disasters such as hurricanes or earthquakes that significantly disrupt operations, (n) release of cumulative translation losses related to the liquidation of a consolidated entity, (o) expense accruals related to environmental remediation liabilities of manufacturing sites of former business operations no longer operated by the Company, (p) a legal settlement for any matter that is considered unusual or non-recurring in nature, (q) any non-recurring expenses associated with an acquisition or a divestiture completed by the Company during the year including the mark-up of inventory held by the acquired business at the date of acquisition, the write-off of in-process R&D and professional fees and expenses related to the transaction, (r) any professional fees and expenses related to any acquisition, divestiture or merger transaction that has closed in the calendar year but were not capitalized or charged to a gain/(loss) on sale or if such transaction has been announced but has not closed as of the end of the calendar year and is still deemed to be probable such transaction will close and (s) the income arising from amortization and accretion of a “below-market” obligation in a contract related to the divestiture of a business or product line (2) minus (a) other income, (b) any gains from sales of assets or a business other than in the ordinary course of business, (c) income associated with the accelerated amortization of premiums on debt and (d) gains associated with the curtailment or settlement of pension and post-retirement medical plans as the result of dispositions, mergers or significant plan amendments, (e) release of cumulative translation gains related to the liquidation of a consolidated entity and (f) a favorable legal settlement that is considered unusual or non-recurring in nature

In the event that the Company enters into an agreement to divest a business during the calendar year and accounts for that business as a discontinued operation in its financial statements as of last day of the calendar year, but the transaction has not closed as of that date, the actual operating income of that business for the calendar year shall be added to the computation of Consolidated Operating income, being computed from reported earnings or loss from discontinued operations, net of tax, applying the same methodology as used above to compute Consolidated Operating Income from reported earnings or loss from continuing operations.

For the calendar year of 2015, any expenses related to Project Platinum that have been included in the computation of earnings or loss from continuing operations for that calendar year (the value of which has been identified in the Company’s SEC filings or quarterly earnings releases) and any third party expenses incurred in the exploration of any significant transaction, where such exploration has been approved by the Board of Directors, whether or not the transaction is consummated, shall be excluded in the computation of Consolidated Operating Income.

Consolidated Net Earnings
“Consolidated Net Earnings” means, for calendar year 2015, Consolidated Operating Income less (i) Other Expense, (ii) Interest Expense and (iii) Income Tax Expense/(Benefit) plus Other Income. The computation of Consolidated Net Earnings shall not include any losses on early extinguishment of debt.

Consolidated Net Working Capital
“Consolidated Net Working Capital” means, for calendar year 2015, for the Company the sum of account receivable and inventory less accounts payable for the Company as of last day of the calendar year less the sum of account receivable and inventory less accounts payable as of last day of the prior calendar year. Accounts receivable, inventory and accounts payable shall be measured in a manner consistent with the method used to compute their values in the preparation of the Statement of Cash Flows in accordance with U.S. GAAP.

In the event that the Company enters into an agreement to divest a business during the calendar year and accounts for that business as a discontinued operation in its financial statements as of December 31, 2015, but the transaction has not closed as of that date, the actual Business Net Working Capital of that business for the calendar year shall be added to the computation of Consolidated Net Working Capital.

Earnings per Share
“Earnings per Share” or “Basic EPS” means, for calendar year 2015, Consolidated Net Earnings divided by the basic weighted average shares of Chemtura common stock outstanding for the calendar year of 2015 as reported in the Company’s audited financial statements for the calendar year of 2015.

Income Tax Expense/ (Benefit)
“Income Tax Expense/(Benefit)” means, for calendar year 2015, tax expense or benefit of the Company reduced or increased (i) to the tax expense or benefit of (a) the pre-tax adjustments made in the computation of Consolidated Operating Income, Other Expense, Other Income and Interest Expense and (b) the application of a Performance Factor Adjustment and (ii) to exclude the impact of (a) changes in tax rates that require an adjustment to deferred taxes; (b) findings in tax audits by tax authorities relating to prior calendar years for matters for which no reserve has been previously established; (c) adjustments to FIN 48 reserves to account for changes in facts and circumstances; (d) the accrual of income and withholding taxes related to the repatriation of previously undistributed foreign earnings and (e) the creation of release of a valuation allowance.

Interest Expense
“Interest Expense” means, for calendar year 2015, interest expense of the Company adjusted to exclude any excess or penalty interest expense that is paid is in connection with the repayment, refinancing or incurrence of indebtedness.

Other Expense or Other Income
“Other Expense” or “Other Income” mean, for calendar year 2015, adjusted to exclude income or expense arising from the release of cumulative translation adjustment (“CTA”) due to the liquidation of a subsidiary.

Performance Factor Target Adjustments
“Performance Factor Target Adjustment” means, for calendar year 2015, adjustments made to the Performance Factor Targets to reflect the completed acquisition of a business or a material sub-segment of a business (an “Acquisition”) or the completed divestiture of a business or a material sub-segment of a business (a “Divestiture”). In each of the following circumstances the target value of each applicable Performance Factor (the “Target”) will be adjusted as described (“Adjusted Target”). The Threshold, Maximum and other stated values for the Performance Factor shall be adjusted such that they are the same percentage of the Adjusted Target as were the original values of the Target:

(i)
Should the Company or one of its businesses complete a Divestiture that was not reflected in a Target for a Performance Factor for that calendar year, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be reduced (or increased) by the amount of Operating Income (or Loss) that was to be contributed by (or reduced by) the Divestiture before the deduction of allocated functional and corporate expenses for the calendar year. The Consolidated Net Working Capital Target and/or Business Net Working Capital Target for shall be recalculated excluding Business Net Working Capital of the Divestiture from the Target for the calendar year. The Consolidated Investments and/or Business Investments Target shall be reduced by the amount of Business Investments attributable to the Divestiture in the Target for the calendar year;

(ii)
Should the Company or one of its businesses not complete a Divestiture that was reflected in a Target for a Performance Factor for that calendar year, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be increased (or decreased) by the amount budgeted at the start of the year of Operating Income (or Loss) that was to be contributed by (or reduced by) the divestiture for the calendar year to the extent they were not included in the Target. The Consolidated Net Working Capital and/or Business Net Working Capital Target shall be recalculated to include Business Net Working Capital of the Divestiture to the extent it was not included in the Target. The Consolidated Investments and/or Business Investments Target shall be increased by the amount of Business Investments attributable to the Divestiture budgeted at the start of the calendar to the extent they were not included in the Target;

(iii)
Should the Company or one of its businesses complete an Acquisition that was not reflected in a Target for a Performance Factor for that calendar year, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be increased (or reduced) by the amount of Operating Income (or Loss) that was projected at the time the Acquisition was approved by the Company’s Board of Directors for the period from the closing of the transaction to the end of the calendar year. The Consolidated Net Working Capital and/or Business Net Working Capital Target for shall be recalculated to include the Business Net Working Capital of the Acquisition from the closing date of the transaction, such amounts to be those projected at the time the Acquisition was approved by the Company’s Board of Directors. For the purposes of this computation, any step up in the value of inventory under purchase accounting principles shall be excluded. The Consolidated Investments and/or Business Investments Target shall be increased by the amount of Business Investments attributable to the Acquisition for the period from closing of the transaction to the end of the calendar year that was projected at the time the Acquisition was approved by the Company’s Board of Directors;

(iv)
Should the Company or one of its businesses not complete an acquisition during the calendar year that was reflected in a Target for a Performance Factor for that calendar year, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be reduced (or increased) by the amount of Operating Income (or Loss) that was to be contributed by (or reduced by) that Acquisition. The Consolidated Net Working Capital Target and/or Business Net Working Capital Target for shall be recalculated excluding the Business Net Working Capital of the Acquisition from the Target for the calendar year. The Consolidated Investments and/or Business Investments Target shall be reduced by the amount of Business Investments attributable to the Acquisition in the Target for the calendar year;

(v)
For Divestitures reflected in a Performance Factor Target for the calendar year, if the closing occurs three or more months later than was assumed in the Target, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be reduced by the amount of stranded allocated functional and corporate expenses incurred for the period by which closing is delayed. The Consolidated Investments Target and/or Business Investments Target shall be increased by the amount of Business Investments attributable to the Divestitures in the Target for the period from the assumed closing date to the actual closing date; and

(vi)
For Acquisitions reflected in a Performance Factor Target for the calendar year, if the closing occurs three or more months later than was assumed in the Target, the Consolidated Operating Income Target and/or the Business Operating Income Target shall be reduced by the amount of Operating Income of the Acquisition included in the Target for the period from the assumed closing date to the actual closing date. The Consolidated Investments and/or Business Investments Target shall be reduced by the amount of Business Investments attributable to the Acquisition in the Target for the period from the assumed closing date to the actual closing date.

Safety Multiplier

“Safety Multiplier”, for calendar year 2015 is based on the achievement of specified safety program results and measured by a weighted measure of the actual (i) Total Recordable Case Rate (“TRCR”) for employees and contractors, and (ii) significant process safety incidents (“SPSI”) for the specific business unit or the corporate group to which the 2015 MIP Participant is allocated. For those 2015 MIP Participants who are not a named executive officers (as such term is defined in the 2014 Chemtura Corporation Proxy Statement), or assigned to the Supply Chain & Operations function, the Safety Multiplier shall exclude SPSI performance.

Strategic Measures
The Company shall establish function specific metrics linked to cost reduction or other critical targets or goals for the year. These metrics will be determined and approved by the CEO annually. The CEO will not have a Strategic Measure in his or her 2015 MIP Plan.